Exhibit 4.1

      THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SAID ACT AND ANY APPLICABLE SECURITIES LAWS OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE COMPANY MAY REQUEST, AS A CONDITION TO ANY TRANSFER, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

      THIS NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE REGISTRATION RIGHTS PROVISIONS ATTACHED HERETO AS EXHIBIT A.

                                                             GOURMET GROUP, INC.

                                                            10% Convertible Note
Due ___________, 2007

No. __ US$

      GOURMET GROUP, INC., a Nevada corporation (the "Issuer"), for value received, hereby promises to pay to ______________________________, or registered assigns, the principal sum of ______________________________ (US$__________) on __________, 2007 (the "Maturity Date"), together with interest accruing thereon from ________ __, 2004 (the "Original Issue Date") at the rate of ten percent (10%) per annum, compounded annually. In the event that the Issuer does not make a required payment within fifteen (15) days after such payment is due hereunder, the interest rate (to the extent that the payment of such interest shall be legally enforceable) shall be fifteen percent (15%) per annum on any outstanding principal and on any overdue interest, which amount shall accrue daily, from the date such payment is due hereunder through and including the date of payment.

      Principal of this Note, and interest accrued thereon, shall be payable as follows: interest accrued on this Note from the initial issue date to the first anniversary thereof (the "First Anniversary Date") shall be payable on the First Anniversary Date. Interest accruing after the First Anniversary Date on this Note shall be payable quarterly in arrears on the last day of the third, sixth, ninth, twelfth, fifteenth, eighteenth, twenty-first and twenty-fourth month subsequent to the First Anniversary Date (the "Quarterly Payment Dates"). The principal due under this Note shall be repaid in eight equal payments on each of the Quarterly Payment Dates. Notwithstanding the foregoing, all principal then outstanding on this Note and interest accrued thereon shall be due and payable on the Acceleration Date (as defined in Section 15) against surrender of this Note at the principal executive offices of the Issuer in the United States. Payments of principal and of any interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal of, and interest on, this Note shall be made in accordance with the foregoing and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person's address appearing on the Note Register (as hereinafter defined) or to such other address as the holder of record of this Note (the "Registered Holder") may have previously given notice to the Issuer in writing. If the principal on this Note is accelerated, interest shall accrue and be payable until the date of payment. The Issuer covenants that until this Note has been delivered to it for cancellation, or monies sufficient to pay the principal of and interest in this Note have been made available for payment and paid, it will at all times maintain at its principal executive offices in the United States an office or agency for the payment of the principal of and interest on the Notes as herein provided. The Registered Holder will deliver this Note for cancellation simultaneous with the payment of the final payment due hereunder.

      1. Note.

      This Note is one of a duly authorized issue of notes of the Issuer (herein called the "Notes"), designated as "10% Convertible Note," limited in aggregate principal amount to $1,500,000. The Notes have been offered and sold pursuant to the Purchase Agreement, as defined below. The Notes are joint and several direct, unconditional and general obligations of the Issuer.

      2. Denominations. The Notes are issuable only in fully registered form and in minimum authorized denominations of $50,000, subject to waiver by the Issuer.

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

      3. Transfer.

            (a) So long as any Notes remain Outstanding (as defined in Section
13), the Issuer shall maintain at its principal executives offices in the United States an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, where Notes may be surrendered for conversion pursuant to Section 9 hereof, and where notices and demands to or upon the Issuer in respect of the Notes may be served. The Issuer will at all times act as its own note registrar and paying and transfer agent for such purposes, except that the stock transfer agent then used by the Issuer will assist in the issuance of common stock on conversion of the Notes, and agrees to cause to be kept at such office a register (the "Note Register") in which, subject to such reasonable regulations as it may prescribe, the Issuer will provide for the registration of Notes and registration of transfers of Notes. As of the date this Note was originally issued, such principal executive offices of the Issuer were located at c/o East Coast Venture Capital, Attention Fredrick Schulman, 241 Fifth Avenue, Suite 302, New York, New York 10016. The Issuer shall not change the location of its principal executive offices unless the Issuer provides all Registered Holders with no less than thirty (30) days prior written notice.

            (b) The transfer of a Note is registrable on the Note Register upon surrender of such Note at the principal executive offices of the Issuer duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by the Registered Holder thereof, or the Registered Holder's attorney duly authorized in writing, together with any certifications and representations which the Issuer may reasonably require to reflect compliance with all applicable securities laws, rules and regulations and the due authorization of the transaction. Upon such surrender of this Note for registration of transfer, the Issuer shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, dated the date of the execution thereof, of any authorized denominations and of a like tenor, form and aggregate principal amount.

            (c) At the option of the Registered Holder, upon request confirmed in writing, Notes may be exchanged for Notes of any authorized denominations and of a like tenor, form and aggregate principal amount upon surrender of the Notes to be exchanged at the principal executive offices of the Issuer. Whenever any Notes are so surrendered for exchange, the Issuer shall execute and deliver the Notes which the Registered Holder making the exchange is entitled to receive. Any registration of transfer or exchange will be effected only upon the Issuer being reasonably satisfied with the documents of title and identity of the person making the request and subject to compliance with applicable Federal and state securities laws.

            (d) All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange. No service or other charges shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            (e) Prior to due presentment of this Note for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and the Issuer shall not be affected by notice to the contrary.

      4. Payments When Banking Institutions are Closed. In any case where the due date for the payment of the principal of or interest on any Note shall be, at any place of payment, a day on which banking institutions are authorized or obligated by law to close, then payment of principal or interest, as the case may be, need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and interest shall accrue and be paid for the period through and including the date of payment.

      5. Taxes.

            (a) The Issuer shall pay all stamp and other duties and taxes, if any, which may be imposed by the United States or any political subdivision thereof, any state or any political subdivision thereof or any other taxing authority with respect to the issuance of the Notes.

            (b) Except as specifically provided in this Note, the Issuer shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authorities thereof or therein.

      6. Representations and Warranties of the Issuer. The Issuer hereby makes to the Registered Holder as of the Original Issue Date the same representations and warranties which the Issuer makes in Section 3 of that certain Note Purchase Agreement ("Purchase Agreement") entered into between the Issuer and the original Registered Holder of this Note on or about the Original Issue Date. Such representations and warranties are incorporated herein by reference and are hereby deemed to be made by the Issuer to the Registered Holder as though the Registered Holder were the "Purchaser" in said Section 3 of the Purchase Agreement.

      7. Covenants of the Issuer. The Issuer hereby covenants and agrees for itself and its subsidiaries that for so long as any of the Notes shall remain
Outstanding:

            (a) it will duly and punctually pay the principal of and any interest on the Notes in accordance with the terms hereof;

            (b) it will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charters and statutory) and franchises;

            (c) it will cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Issuer from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the reasonable judgment of the Issuer, desirable in the conduct of its business or the business of any of its subsidiaries, and not disadvantageous in any material respect to the holders of Notes; and, provided, further, that the failure to comply herewith shall not be deemed a breach or Event of Default (as hereinafter defined) hereof unless such failure would have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries, taken as a whole (a "Material Adverse Effect");

            (d) it will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Issuer or upon the income, profits or property of the Issuer, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings; and, provided, further, that the failure to comply herewith shall not be deemed a breach or Event of Default if it would not have a Material Adverse Effect;

            (e) it will furnish to each Registered Holder of Notes a copy of all documents it is required to send to its shareholders at the time the same are sent to shareholders, including, without limitation, annual reports and proxy statements;

            (f) as soon as it becomes aware of the same, it will give written notice to each Registered Holder of Notes of any event or occurrence which by itself or with notice or lapse of time or both would entitle the holders of the Notes to declare the principal of and any interest on the Notes immediately due and payable pursuant to Section 15 hereof;

            (g) it will promptly obtain and maintain from time to time all authorizations, permits, approvals, consents, licenses and exemptions which are required under any applicable law or regulation to enable it to perform all of its payment, conversion and other material obligations under the Notes or which may be required for the validity or enforceability of the Notes; provided, however, that the failure to obtain and maintain such authorizations, permits, approvals, consents, licenses and exemptions as to material obligations other than payment and conversion shall not constitute a breach or Event of Default unless such non-compliance materially adversely affects the Issuer's ability to comply with its obligations under the Notes; (h) it will duly and punctually comply with and observe all statutes now or hereafter in force and all ordinances, regulations and by-laws thereunder and all requirements and orders of any government or other public authority, provided, however, that the failure to comply herewith shall not be deemed a breach or Event of Default if it would not have a Material Adverse Effect;

            (i) subject to reasonable limitations as may be imposed by the Issuer, it will permit any representative of any Registered Holder or Holders of at least $100,000 aggregate principal amount of the Notes to make, during normal business hours and after reasonable notice, inspections of the property of, and business operations being carried out by, the Issuer or any of its subsidiaries;

            (j) subsequent to effecting the Charter Amendments, as defined in the Purchase Agreement, it will authorize and reserve a sufficient number of shares of its common stock, $.001 par value per share ("Common Stock"), to provide for conversion of the Notes into shares of Common Stock; and

            (k) it will lend the entire proceeds of each Note to Drinks Americas, Inc. ("DA") promptly within three (3) business days of the Original Issue Date of each of the Notes, upon delivery of a promissory note issued by DA, evidencing such loan, substantially in the form attached hereto as Exhibit B (collectively, the "DA Notes")

            (l) it shall deposit all payments it receives with respect to the DA Notes in a segregated bank account and it shall use the amounts deposited therein exclusively to satisfy its obligations to pay principal and interest to the Registered Holders under the Notes until the Notes are satisfied in full.

      8. Registration Rights.

            This Note is subject to the Registration Rights provisions set forth in Exhibit A hereto. By accepting this Note or receiving any benefits hereunder, the Registered Holder, and each successor Registered Holder, hereby agrees to the provisions set forth in Exhibit A hereto.

      9. Conversion Provisions.

            (a) (i) Voluntary Conversion. Each Registered Holder of Notes may convert all , and not less than all, of the principal amount of the Notes then owned by such Registered Holder (and the interest accrued and unpaid thereon) into shares of Common Stock of the Issuer at a conversion price equal to $0.75 (Seventy-Five Cents) per share of Common Stock, subject to adjustment as provided in this Section 9 for a ninety-day period commencing on the later of
(i) the closing of the share exchange described in Sections 1 and 2 of that certain Agreement and Plan of Share Exchange executed between the Issuer and DA, attached as Exhibit C to the Purchase Agreement (the "Exchange Agreement") and
(ii) the commencement of trading of the Issuer or its Successor Company (as hereinafter defined) on the Nasdaq Electronic Bulletin Board (the "NEBB"). Successor Company means the surviving entity resulting from the transitory merger described in Section 2(c) of the Exchange Agreement. The conversion price and the shares of the Company's common stock deliverable on conversation have been determined taking into account the Reverse Split described in Section 2(c) of the Exchange Agreement. If such Reverse Split is not effected as described in
Section 2(c) of the Exchange Agreement, the conversion price will be modified accordingly.

            (a) (ii) Forced Conversion. Commencing on the tenth (10th) business day after the first day on which a Registered Holder is entitled to exercise the voluntary conversion rights provided in Section 9(a)(i), all, but not less than all, of the principal amount of the Notes (and the interest accrued and unpaid thereon) may be converted, at the option of Issuer, into shares of Common Stock of the Issuer at the Conversion Price (as hereinafter defined), provided that the closing bid price per share of the Common Stock of the Issuer, as reported by Bloomberg, LP and quoted on the NEBB for the ten (10) consecutive trading days immediately prior to the day notice of conversion under this Section 9(a)(ii) (the "Forced Conversion Notice") is sent to the Registered Holder, is at least equal to the greater of $1 per share or the Conversion Price.

            (b) The conversion right granted in Section 9(a)(i) hereof may be exercised only by a Registered Holder of Notes, and in Section 9(a)(ii) only by the Issuer and in each case the Registered Holder shall, by the surrender of the certificate or certificates representing the Notes to be converted at the principal executive offices of the Issuer against delivery of that number of shares of Common Stock as shall be computed by dividing the face amount of the Notes being converted by the Conversion Price on the Conversion Date. No fractional shares shall be delivered on conversion of the Note and, in lieu thereof, the number of shares of common stock deliverable on conversion shall be rounded up to the next whole share. The Issuer will transmit the Common Stock certificates issuable upon conversion of any Notes and a certificate representing the balance of the Notes to the Registered Holder within ten (10) business days after the Conversion Date. The term "Conversion Date" shall mean, in the case of a Voluntary Conversion, the date the original Notice of Conversion and Notes being converted are received by the Issuer, and in the case of a Forced Conversion, the date the Notes being converted are received by the Issuer. The term "Notice of Conversion" shall mean the written notice from the Registered Holder to the Issuer requesting conversion of the Note or Notes pursuant to this Section 9.

            (c) All Common Stock which may be issued upon conversion of the Notes will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof. Subsequent to effecting the Charter Amendments, all times that any Notes are Outstanding, the Issuer shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Notes, a sufficient number of shares of Common Stock to provide for the conversion of all Outstanding Notes at then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased or increased, the number of shares of Common Stock authorized and reserved for issuance by the Issuer upon the conversion of the Notes shall be proportionately increased or decreased, as the case may be.

            (d) The Initial Conversion Price is $0.75 (Seventy-Five Cents) per share of Common Stock (the "Initial Conversion Price"). The Initial Conversion Price shall be adjusted as provided for below in this Section 9(d) (the Initial Conversion Price and the Initial Conversion Price, as thereafter then adjusted, shall be referred to as the "Conversion Price") and the Conversion Price from time to time shall be further adjusted as provided for below in this Section 9(d). Upon each adjustment of the Conversion Price, the Registered Holders of the Notes shall thereafter be entitled to receive upon conversion, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by dividing the face amount of the Notes being converted by the Conversion Price, as then adjusted. The Conversion Price shall be adjusted as follows:

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            (i) In the case of any amendment to the Certificate of Incorporation of the Issuer to change the designation of the Common Stock or the rights, privileges, restrictions or conditions in respect to the Common Stock or division of the Common Stock, the Notes shall be adjusted so as to provide that upon conversion thereof the Registered Holder shall receive, in lieu of each share of Common Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by such holder issuable upon such conversion had the conversion occurred immediately prior to such designation, change or division. The Notes shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The provisions of this Subsection 9(d)(i) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

            (ii) If the Issuer shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

            (iii) Adjustments to Conversion Price.

                  (A) Upon Dilutive Issuances of Common Stock or Convertible Securities. If the Issuer shall issue or sell shares of its Common Stock or Common Stock Equivalents (as hereafter defined) without consideration or at a price per share less than the Conversion Price, then the Conversion Price, except as hereinafter provided, shall be reduced so as to be equal to an amount determined by multiplying the Conversion Price by a fraction:

                  (1) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis), plus (y) the number of shares of Common Stock or Common Stock Equivalents which the aggregate consideration, if any, received by the Issuer for the total number of such additional shares of Common Stock or Common Stock Equivalents so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and

                  (2) the denominator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis), plus (y) the number of such additional shares of Common Stock or Common Stock Equivalents so issued.

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                  (B) Upon Dilutive Issuances of Warrants, Options and Purchase
Rights to Common Stock or Convertible Securities. For the purposes of this
Section 9(d)(iii), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscriptions or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents"), shall be deemed an issuance of Common Stock with respect to adjustments in the Conversion Price of the Notes. If, at the time of such issuance or sale, the Consideration Per Share (as hereinafter defined) that may be received by the Issuer for such Common Stock shall be less than the Conversion Price then in effect, an adjustment to the Conversion Price shall be made as provided herein. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance of Common Stock Equivalents at the time such obligation, agreement or undertaking is made or arises. No further adjustment of the Conversion Price shall be made under this Section 9(d)(iii) upon the issuance of any shares of Common Stock that are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents unless the actual Consideration Per Share resulting from such exercise, conversion or exchange is less than the Consideration Per Share based on which any adjustment previously made upon the issuance of any such Common Stock Equivalents as above provided was calculated (or based on which a determination was made that no adjustment was at that time required).

                  (C) Adjustments for Cancellation or Expiration of Common Stock Equivalents. Should the Consideration Per Share of any such Common Stock Equivalents be decreased from time to time, then, upon the effectiveness of each such change, the Conversion Price will be that which would have been obtained
(A) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the decreased Consideration Per Share of such securities, and (B) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock Equivalents been made to such Conversion Price as adjusted pursuant to clause (A) above. Any adjustment of the Conversion Price pursuant to this paragraph which relates to any Common Stock Equivalent shall be eliminated if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Issuer at a price per share at or less than the US$0.75, so that the Conversion Price for the Notes effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect had the expired or canceled Common Stock Equivalent not been issued. (D) Consideration Per Share. For purposes of this Section 9(d)(iii), the consideration per share that may be received by the Issuer upon the issuance and subsequent exercise, conversion or exchange of Common Stock Equivalents (the "Consideration Per Share") shall be determined as follows:

                  (1) The Consideration Per Share shall mean the amount equal to the total amount of consideration, if any, received by the Issuer for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Issuer upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

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

                  (2) The Consideration Per Share that may be received by the Issuer shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments that may be applicable with respect to such Common Stock Equivalents.

                  (E) Consideration Other than Cash. If a part or all of the consideration received by the Issuer in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this
Section 9(d)(iii) hereof consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Issuer's Board of Directors.

                  (F) Exceptions to Anti-dilution Adjustments; Reserved Employee Shares. Section 9(d)(iii)(A) shall not apply with respect to:

                  (1) the issuance of shares of Common Stock upon the conversion of any Notes;

                  (2) shares of Common Stock issued or issuable as a dividend or other distribution on the Notes;

                  (3) shares of Common Stock (or options to purchase such shares of Common Stock) issued, issuable, or that may be issued in the future or become issuable to officers, employees, directors of, or consultants to, or strategic partners of the Company pursuant to any option plan, stock purchase plan or other stock bonus arrangement, as approved by the Board of Directors of the Issuer;

                  (4) securities issuable pursuant to an underwritten public offering;

                  (5) any securities issued in connection with any acquisition;

                  (6) debt securities with no equity feature; and (7) shares of Common Stock issuable respect to the Reverse Split or the transitory merger described in Section 2(c) of the Exchange Agreement.

                  (8) The Charter Amendments or the consequences thereof.

                  (9) Shares to be issued or are otherwise disclosed as being issuable in the Exchange Agreement including Sections 2, 5(d) and 18 thereof.

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

                  (iv) If any capital reorganization or reclassification of the capital stock of the Issuer, or any consolidation or merger of the Issuer with another corporation or entity, or the sale of all or substantially all of the Issuer's assets to another corporation or other entity shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stocks, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 9), lawful and adequate provisions shall be made whereby the Registered Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, such shares of stock, securities, other evidence of equity ownership or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of this Note under this Section 9 had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Registered Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares of Common Stock receivable upon the conversion of this Note) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, other evidence of equity ownership or assets thereafter deliverable upon the conversion hereof (including an immediate adjustment, by reason of such consolidation or merger, of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation or merger if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation or merger). Subject to the terms of this Note, in the event of a merger or consolidation of the Issuer with or into another corporation or other entity as a result of which the number of shares of common stock of the surviving corporation or other entity issuable to holders of Common Stock of the Issuer, is greater or lesser than the number of shares of Common Stock of the Issuer outstanding immediately prior to such merger or consolidation, then the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Issuer. The Issuer shall not effect any such consolidation, merger or sale, unless, prior to the consummation thereof, the successor corporation (if other than the Issuer) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the Registered Holder, the obligation to deliver to the Registered Holder such shares of stock, securities, other evidence of equity ownership or assets as, in accordance with the foregoing provisions, the Registered Holder may be entitled to receive or otherwise acquire. If a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock of the Issuer, the Issuer shall not effect any consolidation, merger or sale with the Person having made such offer or with any Affiliate (as hereinafter defined) of such Person, unless prior to the consummation of such consolidation, merger or sale the Registered Holder of this Note shall have been given a reasonable opportunity to then elect to receive upon the conversion of this Note the amount of stock, securities, other evidence of equity ownership or assets then issuable with respect to the number of shares of Common Stock of the Issuer in accordance with such offer.

            (e) Whenever the Conversion Price shall be adjusted pursuant to
Section 9(d) hereof, the Issuer shall issue a certificate signed by its President or Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Issuer made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to each Registered Holder of Notes. The Issuer shall make such certificate and mail it to each such holder promptly after each adjustment.

            (f) No fractional Common Stock shall be issued in connection with any conversion (or forced conversion, if applicable) of Notes, but in lieu of such fractional shares, the Issuer shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

      10. Charter Amendments. The Issuer intends to effect the Charter Amendments described in Section 2(c) of the Exchange Agreement which will include the transitory merger and Reverse Split described therein. The conversion price contained herein assumes the Reverse Split has been effected. Therefore, no adjustments to the conversion rights under the Notes will result from the Charter Amendments. Furthermore, the Successor Company, resulting from the transitory merger will be transferred and will assume all obligations of the Issuer hereunder.

      11. Assignment Rights. In the event that the exchange of shares described in Sections 1 and 2 of the Exchange Agreement does not occur on or before 180 days after the Initial Closing as defined in the Purchase Agreement, each Registered Holder upon delivery of the Note for cancellation shall have the option to demand that DA Notes with the same principal amount as the Notes he holds be assigned to him in full satisfaction of the Notes held by him (the "Assignment"). Upon such Assignment, the Company will have no obligations to the Registered Holder with respect to the Notes, including under the Purchase Agreement, and all obligations owed by the Issuer to the Registered Holder with respect to the Notes will be satisfied in full with no further action required by any party.

      12. Issuance of New Notes.

            (a) If any mutilated Note is surrendered to the Issuer, the Issuer shall execute and deliver in exchange therefor a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

            (b) If there is delivered to the Issuer (a) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (b) such reasonable security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Issuer that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and deliver in lieu of any such destroyed, lost or stolen Note a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

            (c) Upon the issuance of any new Note under this Section 12, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

            (d) Any new Note delivered pursuant to this Section 12 shall be so dated that neither gain nor loss in interest shall result from such exchange.

            (e) The provisions of this Section 12 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

      13. Meetings.

            (a) A meeting of holders of the Notes may be called at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Notes to be made, given or taken by holders of Notes or to modify, amend or supplement the terms of the Notes as hereinafter provided. Notice of every meeting of holders of Notes, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given as provided for in the terms of the Notes, not less than fifteen (15) nor more than sixty (60) days prior to the date fixed for the meeting. Such meetings may be called at any time for any such purpose by the Issuer or by the holders of at least twenty-five percent (25%) in the aggregate principal amount of the Outstanding Notes by, in the case of the holders, written request to the Issuer setting forth in reasonable detail the action proposed to be taken at the meeting. Upon receipt of any such request, the Issuer shall call such meeting for such purposes by giving notice thereof.

            (b) To be entitled to vote at any meeting of holders of Notes, a person shall be a registered holder of Outstanding Notes or a person duly appointed by an instrument in writing as proxy for such a holder. The persons entitled to vote more than fifty percent (50%) in principal amount of the Outstanding Notes shall constitute a quorum. The Issuer may make such reasonable and customary regulations as it shall deem advisable for any meeting of holders of Notes with respect to the appointment of proxies in respect of holders of Notes, the record date for determining the registered owners of Notes who are entitled to vote at such meeting (which date shall be set forth in the notice calling such meeting hereinabove referred to and which shall be not less than fifteen (15) nor more than sixty (60) days prior to such meeting), the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

            (c) At any meeting of holders of Notes duly called and held as specified above, upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the Registered Holders of not less than seventy-five percent (75%) in aggregate principal amount of Outstanding Notes, or with the written consent of the Registered Holders of not less than seventy-five percent (75%) in aggregate principal amount of Outstanding Notes, the Issuer may modify, amend or supplement the terms of the Notes in any way, and the holders of Notes may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the terms of the Notes to be made, given or taken by holders of Notes; provided, however, that no such action may, without the consent of Registered Holders of Notes owning ninety percent (90%) or more in the aggregate principal amount of Outstanding Notes affected thereby,
(a) change the due date for the payment of the principal of or any interest on any Note, (b) reduce the principal amount of any Note, the portion of such principal amount which is payable upon acceleration of the maturity of such Note or the interest rate thereon, (c) change the coin or currency in which or the required places at which payment with respect to interest or principal in respect of Notes is payable, (d) permit the Issuer to redeem the Notes (other than as specifically provided in this Note), or (e) reduce the proportion of the principal amount of Notes the vote or consent of the holders of which is necessary to modify, amend or supplement the terms and conditions of the Notes or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given.

            (d) Any instrument given by or on behalf of any Registered Holder of a Note in connection with any consent to or vote for any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action will be irrevocable once given and will be conclusive and binding on all subsequent holders of such Note or any Note issued directly or indirectly in exchange or substitution therefor or in lieu thereof. Any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action will be conclusive and binding on all holders of Notes, whether or not they have given such consent or cast such vote, and whether or not notation of such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action is made upon the Notes. Notice of any modification or amendment of, supplement to, or request, demand, authorization, direction, notice, consent, waiver or other action with respect to the Notes shall be given to each registered holder of Notes affected thereby, in all cases as provided herein.

            (e) Notes executed and delivered after the effectiveness of any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action shall bear a notation in the form reasonably approved by the Issuer as to any matter provided for in such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action. New Notes modified to conform to any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action may be prepared by the Issuer and executed and delivered in exchange for Outstanding Notes.

            (f) For purposes of the provisions of the Notes, any Note executed and delivered by the Issuer shall, as of any date of determination, be deemed to be "Outstanding", except:

                  (i) Notes theretofore canceled by the Issuer or delivered to the Issuer for conversion or cancellation or held by the Issuer for reissuance but not reissued by the Issuer; or

                  (ii) Notes that have become due and payable at Maturity or otherwise and with respect to which monies sufficient to pay the principal thereof and any interest thereon shall have been made available to the Registered Holders thereof; or

                  (iii) Notes in lieu of or in substitution for which other Notes shall have been authenticated and delivered pursuant to the terms of the Notes;

provided, however, that in determining whether the Registered Holders of the requisite principal amount of Outstanding Notes are present at a meeting of holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement hereunder, Notes owned directly or indirectly by the Issuer or any Affiliate of the Issuer shall be disregarded and deemed not to be Outstanding.

      14. Notice. Where the terms of the Notes provide for notice to the holders of any event, such notice shall be sufficiently given if given in writing and mailed, first class postage prepaid, to each Registered Holder affected by such event, at his address as it appears in the register for the Notes. Any notice may be waived in writing by the Person entitled thereto, either before or after the event, and such waiver shall be equivalent of such notice.

      15. Events of Default. The occurrence of any of the following events or conditions shall constitute an event of default ("Event of Default") with respect to the Issuer:

            (a) Interest under this Note, or any of the other Notes, is not paid when due; or

            (b) The principal amount of this Note, or any of the other Notes, is not paid when due; or

            (c) The Issuer (i) becomes insolvent or is unable generally to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, (iv) has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (v) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (iv); or
(vi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

            (d) The Issuer materially breaches any other covenant, agreement or condition set forth in the Notes or in the Purchase Agreement and such breach remains uncured for a period of fifteen (15) days after the Issuer is first given written notice of such breach by a Registered Holder or Holder(s) of a Note or Notes representing twenty-five percent (25%) or more of the aggregate principal amount of the Notes; or

            (e) Any representation or warranty made by the Issuer in any of the Notes or in the Purchase Agreement shall prove to have been false, incorrect or misleading in any material respect on the date as of which made; or

            (f) The Issuer defaults under one or more bonds, debentures, notes or other evidence of Indebtedness (as hereinafter defined) in excess of $100,000 in the aggregate, whether such Indebtedness is secured or unsecured and whether such Indebtedness now exists or shall hereinafter be created, which default has not been cured within a period of thirty (30) days after written notice is delivered to the Issuer of such default; or

            (g) Any final non-appealable judgment is entered against the Issuer for an amount exceeding $100,000 or any of the Issuer's properties or assets is attached or levied or a restraining notice is placed thereon, provided, however, that no such judgment or action shall be deemed an Event of Default unless the enforcement of such judgment or action would have a Material Adverse Effect on the Issuer; or

            (h) Any of the Notes or the Purchase Agreement is invalidated or declared null and void by a court of competent jurisdiction.

Upon the occurrence and during the continuance of an Event of Default, a Registered Holder or Registered Holders of a Note or Notes representing twenty-five percent (25%) or more of the aggregate principal amount of the Notes may, at their option, declare the principal of this Note and the interest accrued hereon to be due and payable immediately (such date being the "Acceleration Date") by written notice to the Issuer at its principal executive offices, and unless all such defaults shall have been cured by the Issuer prior to receipt of such written notice, the principal of this Note and the interest accrued thereon shall become and be immediately due and payable, in which case the Issuer shall immediately pay all such amounts without presentment, demand, protest or notice of any kind.

      16. Expenses of Enforcement. The Issuer shall pay all reasonable costs and expenses incurred by the Registered Holder in the successful enforcement of the provisions of this Note, including reasonable fees for attorneys and other expenses of collection.

      17. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts-of-laws principles thereof. The Issuer hereby irrevocably (a) submits to the jurisdiction of the courts situated in the State of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Note ("Action"); (b) waives, to the extent not prohibited by applicable law, rule or regulation, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that any such person is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that any such action brought in the aforementioned court is brought in an inconvenient forum, that the venue of any such action brought in the aforementioned court is improper, or that this Note may not be enforced in or by such court, and (c) consents to service of process in any such Action by recognized overnight courier service. Nothing herein shall affect the right to serve process in any other manner permitted by law.

      18. Definitions. The following terms shall have the meaning ascribed to them below:

            "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect control with another Person.

            "Contingent Obligations", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that person, unpaid bankers' acceptances, bankers' assurances or guarantees or similar items, or (iii) under any Interest Rate Protection Agreement or any long- term foreign currency exchange contract, currency swap agreement, currency futures contract, currency option contract, synthetic capital or similar arrangement designed to protect the Person entering into the same against fluctuations in currency values. Contingent Obligations shall include, without limitation, (A) the direct or indirect guaranty, endorsement, co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (B) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (C) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency, any balance sheet item, level of income or financial condition of another, or (z) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement (provided, however, that in the case of any agreement described under Sub-clauses (C)(x) or
(C)(y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence). The amount of any Contingent Obligation of a Person shall be equal to the amount of the obligation so guaranteed or otherwise supported, subject to any limitation as to amount contained in the instrument or agreement creating or evidencing such Contingent Obligation; or in the case of Contingent Obligations referred to in clause (iii) above, the mark-to-market value of such Contingent Obligation at the relevant date of determination.

            "Indebtedness" of any Person means, at any date of determination, without duplication, (i) all obligations of such Person for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (iii) notes payable and drafts accepted of such Person representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation of such Person owed for all or any part of the deferred price of the property or services, which price or obligation is (x) due more than (or has not been discharged prior to) three (3) months from the date of incurrence of the obligation in respect thereof, or (y) evidenced by a note, instrument or other written agreement, (v) all Contingent Obligations of such Person, and (vi) all indebtedness of the type described in clauses (i) through
(v) above that is secured by any Lien on any property or asset owned or held by such person (provided, however, that the amount of such indebtedness included as Indebtedness under this clause (vi) shall not exceed the market value of the property or asset subject to such Lien).

            "Lien" means any mortgage, pledge, hypothecation, security interest, encumbrance, charge or lien (statutory or otherwise) or assignment, deposit arrangement or other preferential arrangement in respect of an interest in property intended to secure, support or otherwise assure payment of an obligation (including, without limitation, any conditional sale or other title retention agreement and any lease having substantially the same economic effect as the foregoing).

            "Maturity" when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration or acceleration, call for redemption or otherwise.

            "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

      IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.
                                            GOURMET GROUP, INC.

                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

Dated:   ____________, 2004

                                                                       EXHIBIT A

                         REGISTRATION RIGHTS PROVISIONS

            The following provisions are a part of the 10% Convertible Note ("Note") issued by Gourmet Group, Inc. (the "Company"). All capitalized terms below shall have the same meanings as in the Note, unless otherwise defined. References below to Sections are to Sections of this Exhibit A unless the reference is to the Note.

      1. Registration Rights. The Company and the Holders covenant and agree as follows:

            1.1 Certain Definitions. For purposes of this Section 1:

                  (a) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

                  (b) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company's public filings under the Exchange Act;

                  (c) "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.10;

                  (d) "Registrable Securities" means (i) the shares of Common Stock issuable or issued upon conversion of the Note and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Exhibit A are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Rule 144 thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

                  (e) "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                  (f) "SEC" means the Securities and Exchange Commission; and

                  (g) "Securities Act" means the Securities Act of 1933, as amended.

            1.2 Company Registration. If (but without any obligation to do so) the Company proposes to register any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company incentive stock plan or agreement or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after the Company gives such notice, and provided the Company pursues such proposal, the Company shall, subject to the provisions of Section 1.8, use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

            1.3 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty
(120) days.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days from the effective date of such registration statement.

                  (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            1.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

            1.5 Expenses of Registration.

            (a) Company Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.2 for each Holder (which right may be assigned as provided in Section 1.10, including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, not to exceed $10,000, which approval shall not be unreasonably withheld, shall be borne by the Company.

                  1.6 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.2 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

            1.7 Delay of Registration; Miscellaneous. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1. In the event, prior to the effective date, the Company wishes to abandon or discontinue its efforts to have a registration statement it filed or proposed to file with the SEC declared effective, it may do so in its sole and absolute discretion and no Holder shall have any rights whatsoever as a result of such decision by the Company.

            1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

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                  (c) Promptly after receipt by an indemnified party under this
Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

                  (d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.8(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.


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                  (e) Notwithstanding the foregoing, to the extent that the
provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                  (f) The obligations of the Company and Holders under this
Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

            1.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                  (a) use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act; and

                  (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

            1.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of Notes of at least $50,000 in principal amount, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

            1.11 "Market Stand-Off" Agreement.

                  (a) Market-Standoff Period; Agreement. In connection with an underwritten public offering of securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the offering.

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                  (b) Limitations. The obligations described in Section 1.11(a)
shall apply only if all executive officers and directors of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

                  (c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.11(a)).

                  (d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.11.

                  (e) Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) three (3) years following the date hereof, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three (3)-month period without registration.

      2. Miscellaneous.

            2.1 Notices. All notices and other communications required or permitted in this Exhibit, shall in given and be effective as provided in
Section 8.8 of the Purchase Agreement, or as provided in reasonable instructions provided in writing by any Registered Holder to the Company.

            2.2 Successors and Assigns. Except as otherwise provided in this Exhibit, the terms and conditions of this Exhibit shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Notes or any Common Stock issued upon conversion thereof). Nothing in this Exhibit, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Exhibit, except as expressly provided in this Exhibit.

            2.3 Amendments and Waivers. Any term of this Exhibit may be amended or waived only with the written consent of the Company and the holders of sixty-six and two-thirds percent (66 2/3 %) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party bound by this Exhibit, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

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            2.4 Survival. The provisions of this Exhibit shall survive the conversion of the Notes into shares of Common Stock.

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